Exhibit 10.3

BURGERFI INTERNATIONAL, INC.

SECOND AMENDED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 3rd day of January, 2023, by and between BURGERFI INTERNATIONAL, INC., a Delaware corporation (the “Company”), and MICHAEL RABINOVITCH, an individual (“Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of February 26, 2021, as amended (the “Employment Agreement”), pursuant to which the Executive serves as the Chief Financial Officer of the Company;

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the Company desires to amend the Employment Agreement with respect to Executive’s compensation as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.	Amendment to Employment Agreement. The Employment Agreement is hereby amended as follows:

a.	Section 6.3 is hereby deleted and replaced with the following:

6.3. Upon termination of this Agreement by the Company without cause or by Executive for Good Reason (the “Termination Date”):

(i) all unvested portions of the Restricted Stock Grant and the Benchmark Restricted Stock Grant for the year in which termination occurs shall be deemed to have been earned and vested immediately before such termination;

(ii) the Company shall continue to make payment of the Executive’s annual base salary, payable in equal installments in accordance with the Company’s payroll practices (not less frequently than monthly), for a period (the “Severance Period”) of six (6) months after the Termination Date commencing on the first payroll period after the Executive executes a general release on behalf of the Company in connection with such termination; and

(iii) if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse, grossed up for any applicable taxes, the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the fifth (5) of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (a) the twelfth (12)-month anniversary of the Termination Date; (b) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (c) the date on which the Executive receives substantially similar coverage from another employer or other source.

This Section 6.3 shall survive the termination of this Agreement and Executive’s engagement hereunder.

3.	Entirety. Except as expressly modified hereby, the Employment Agreement shall remain in full force and effect.

4.

Counterparts. This Amendment may be executed in counterparts and by facsimile and/or email .pdf, each of which shall constitute originals and all of which, when taken together, shall constitute the same original instrument, legally binding all parties to this Amendment.

[Signatures on the following page.]

With full power and authority and intending to be legally bound, the parties hereto have executed this Amendment as of the date first above written.

BURGERFI INTERNATIONAL, INC.

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Executive Chairman

EXECUTIVE:

By:	/s/ Michael Rabinovitch
Michael Rabinovitch

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